NEWS

FOR IMMEDIATE RELEASE


COMPANY CONTACT:    STARTEC GLOBAL COMMUNICATIONS CORPORATION
                    Prabhav Maniyar
                    Senior Vice President and Chief Financial Officer
                    301-365-8959 ext. 315

November 10, 1997

STARTEC GLOBAL COMMUNICATIONS CORPORATION ANNOUNCES RECORD NET REVENUES AND NET INCOME FOR THIRD QUARTER 1997

Bethesda, Maryland - Startec Global Communications Corporation (NASDAQ: STGC) announced today record net revenues and net income for the quarter ended September 30, 1997. Third quarter net revenues increased 236.6% to approximately $25.8 million, compared to approximately $7.7 million in the same period a year ago. Third quarter net income increased to approximately $413,000, compared to a net loss of approximately $815,000 in the same period a year ago. Net income per share increased to $0.07 in the third quarter, compared to a net loss per share of $0.14 in the same period a year ago.

Together with the exercise of the overallotment option in November 1997, the Company's initial public offering placed 3,277,500 shares, yielding net proceeds to the Company of approximately $35 million. The Company intends to use the net proceeds of this offering to acquire cable facilities, switching, compression and other related telecommunications equipment; for marketing programs; to pay down certain amounts due under its existing credit facility; and for working capital and other general corporate purposes.

Ram Mukunda, Startec Global Communications Corporation's Chairman and CEO, said "we have continued to expand our global network by acquiring undersea fiber optic cable capacity. In our new facility in New York City, we are installing a state of the art international gateway, which will be operational in January 1998. This expansion of our network capacity will afford us the opportunity to better serve our customers and penetrate new ethnic markets."

Startec Global Communications Corporation is a facilities-based international long-distance telephone carrier which markets its services to select ethnic U.S. residential communities having significant international long distance telephone usage. The Company also sells its international long distance services to other international long-distance carriers.

Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995: Investors are cautioned that the statements in the release that are forward-looking are based on current expectations and are not strictly historical statements, which may differ materially from actual results. Not strictly historical statements include, without limitation, those regarding management's plans, objectives and strategy for future operations, product plans and performance, management's assessment of market factors, and future financial performance. Among factors that could cause actual results to differ materially are changes in businesss conditions, changes in the telecommunications industry and the general economy. These and other factors are discussed more fully in the "Risk Factors" section of the Company's Registration Statement No. 333-32753 which was declared effective by the SEC on October 9, 1997.
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
            STARTEC GLOBAL COMMUNICATIONS CORPORATION
                Unaudited Statements of Operations
             (in thousands, except per share amounts)



                            THREE MONTHS              NINE MONTHS
                               ENDED                 ENDED
                            SEPTEMBER 30,             SEPTEMBER 30,

                           1997      1996    1997         1996



Net Revenues                      $25,757   $7,652   $54,593    $20,859
Cost of Services                   22,668    6,763    47,919     19,152
 Gross Margin                       3,089      889     6,674      1,707
General and administrative expenses 1,820    1,370     4,281      2,743
Selling and marketing expenses        391      166       696        319
Depreciation and amortization         140       93       354        238
 Income (loss) from operations        738     (740)    1,343     (1,593)
Interest expense                      326       80       578        198
Interest income                         9        5        15         14
 Income (loss) before income
 tax provision                        421     (815)      780     (1,777)
Income tax provision                    8      ---        16        ---
Net income (loss)                 $   413   $ (815)  $   764    $(1,777)
Net income (loss) per common and
 equivalent share                 $  0.07   $(0.14)  $  0.13    $ (0.31)
Weighted average common and
 equivalent shares outstanding      5,796    5,796     5,796      5,796

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